Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Summer Infant, Inc. of our report dated March 16, 2021, relating to the consolidated financial statements of Summer Infant, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Summer Infant, Inc. for the year ended January 2, 2021.

/s/ RSM US LLP

Boston, Massachusetts
May 25, 2021